CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2018, relating to the financial statements and financial highlights of Rational Trend Aggregation VA Fund (formerly, Rational Dividend Capture VA Fund), a series of Mutual Fund and Variable Insurance Trust, for the year ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 29, 2018